Table of Contents

Exhibit 4(g)

DRAFT AGREEMENT FOR

SUPPLY AND RENDERING OF SERVICES

INDEX

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES	3
CLAUSE 1 - DEFINITIONS	4
CLAUSE 2 – SUBJECT-MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	5
CLAUSE 4 - CHANGES	5
CLAUSE 5 – GOVERNING LAW	6
CLAUSE 6 – DOCUMENTS INCLUDED	6
CLAUSE 7 - PRICE	7
CLAUSE 8 – PAYMENT TERMS	10
CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	12
CLAUSE 10 - DEADLINE	14
CLAUSE 11 – OBLIGATIONS OF THE CONTRACTED PARTIES	15
CLAUSE 12 – OBLIGATIONS OF THE CONTRACTING PARTIES	18
CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	19
CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	19
CLAUSE 15 – TRAINING	21
CLAUSE 16- ASSISTED OPERATION	22
CLAUSE 17 - PENALTIES	22
CLAUSE 18 - RESPONSIBILITIES	24
CLAUSE 19 – FORTUITOUS EVENTS AND FORCE MAJEURE	25
CLAUSE 20 - WARRANTY	27
CLAUSE 21 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	29
CLAUSE 22 - CONFIDENTIALITY	32
CLAUSE 23 – TITLE AND RISK OF LOSS	34
CLAUSE 24 - INSURANCE	35
CLAUSE 25 – PERFORMANCE BOND FOR OBLIGATIONS UNDERTAKEN	35
CLAUSE 26 – EQUIPAMENT AND SOFTWARE	35
CLAUSE 27 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	37
CLAUSE 28 – DECLARATIONS OF THE PARTIES	37
CLAUSE 29 – WAIVER OF RIGHTS	38
CLAUSE 30 – ASSIGNMENT AND SUBCONTRACTING	38
CLAUSE 31 - NOTICES	39
CLAUSE 32 - RESCISSION	40
CLAUSE 33 – COURT AND GOVERNING LAW	42

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on the one hand:

(a) AMAZÔNIA CELULAR S.A., federal tax roll number CNPJ/MF 02.361.554/0002 -14, headquartered at Travessa Rui Barbosa, 931, Nazaré, in the city of Belém, PA, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as AMAZÔNIA; and (b) TELEMIG CELULAR S.A., federal tax roll number CNPJ/MF 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8° andar, Funcionários, in the city of Belo Horizonte, MG, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as TELEMIG and, jointly with AMAZÔNIA referred to jointly as CONTRACTING PARTIES; and, on the other hand,

(c) ERICSSON TELECOMUNICAÇÕES S.A, federal tax roll number CNPJ/MF 33.067.745/0001 -27, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON; and (d) ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., federal tax roll number CNPJ/MF 03.619.317/0001 -07, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON SERVIÇOS, ERICSSON and ERICSON SERVIÇOS and jointly hereinafter referred to simply as CONTRACTED PARTIES ;

WHEREAS

- The CONTRACTING PARTIES are companies rendering mobile telephony services in Brazil;

- The CONTRACTED PARTIES are companies that supply materials, equipment and services for mobile telecommunication networks, with broad operations and experience in this field, and that they agree to undertake joint liability for prompt and full compliance with all obligations established herein;

- The CONTRACTING PARTIES requested from its suppliers proposals for implementation of a telecommunications network, by means of the “Request for Proposal” RFP no. CEL001-03, dated January 7, 2003, and a new “Request for Proposal” dated November 19, 2003. Given the several amendments undergone by said document and with a view to avoiding any future discussion on the rights and obligations of the parties, the CONTRACTING PARTIES delivered to its suppliers, on May 25, 2004, a revised “Request for Proposal”, consolidating all the information on the scope and extent of the rights, obligations and responsibilities of the parties (“CONSOLIDATED RFP”)

(Attachment 1);

- The CONTRACTED PARTIES supplied, on June 28, 2004, based on the CONSOLIDATED RFP, a Proposal for the execution of services, for a fixed lump sum, subject to item 7.5 (“PROPOSAL”) (Attachment lI);

- The CONTRACTED PARTIES fully acknowledge the existence of other companies contracted by the CONTRACTING PARTIES in charge of the suppliance and implementation of ACCESSES that, jointly with the subject-matter previously contracted, shall make up the GSM Telecommunication Network of the CONTRACTING PARTIES, constituting a fundamental premise for the adequate and perfect fulfillment of this Agreement that seeks, on the hand of the CONTRACTED PARTIES, the synergy and accordance with the other companies contracted by the CONTRACTING PARTIES.

The PARTIES hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions employed in this AGREEMENT are those included in the CONSOLIDATED RFP (Attachment I), in governing laws (as defined in Clause 5), and those identified in Attachment III (“DEFINITIONS”). In the case of any disagreements as to the meaning of the definitions herein, the definitions established in the governing laws shall prevail.

CLAUSE 2 – SUBJECT-MATTER

2.1 The subject-matter of this AGREEMENT is the suppliance and implementation, by the CONTRACTED PARTIES to the CONTRACTING PARTIES, on a “turn-key lump sum” basis (i.e., a complete job for a single lump sum), of all the new equipment, computer programs, services and new material that make up GSM System CORE ("CORE"), as described in detail in the CONSOLIDATED RFP (Attachment I) and in the PROPOSAL (Attachment II), including the rendering of installation services and integration of CORE to the other Network Elements that make up the CONTRACTING PARTIES’ Telecommunications Network, as established in the CONSOLIDATED RFP, as well as training, assisted operation and optimization services, as described in detail herein.

2.2. Besides the CORE’s suppliance and implementation, the CONTRACTED COMPANIES shall provide, in the quality of bonus, software and services, as provided for by Attachment VI.

2.3. The CONTRACTED PARTIES hereby irrevocably and irreversibly undertake joint liability for the timely and proper compliance with all the obligations indistinctly ascribed to the CONTRACTED PARTIES by this AGREEMENT.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1 The CONTRACTED PARTIES expressly declare, for all purposes, that they are fully aware of the Basic Assumptions supplied by the CONTRACTING PARTIES regarding the subject-matter of this Agreement, the places where the services shall be rendered, the adjoining areas, access roads, soil and all the other factors and conditions that may influence cost and time required for carrying out the services described herein, and that they themselves shall be responsible for undertaking all the complementary investigations that they may deem necessary.

3.2 The preparation of the Executive Project is under the total and exclusive responsibility of the CONTRACTED PARTIES, which must use as a basis all the assumptions they regard as necessary for its preparation. Should the CONTRACTING PARTIES have prepared the Executive Project, the CONTRACTED PARTIES shall undertake to review it and to make the required changes in it, as necessary, being responsible for the project totally and exclusively. Under both hypotheses, the corresponding cost, whether of preparation or of reviewing the Executive Project, has been budgeted and taken into account in the price established in item 7.2 herein.

3.3 Pursuant to the provisions of items 3.1 and 3.2, the CONTRACTED PARTIES shall have no right to any complaint, indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors, resulting from difficulties or hindrances of any nature, concerning the conditions that prevail at the place where the services are to be rendered, notably the geologic, climactic or environmental conditions, and concerning the conditions set forth in the documents of the AGREEMENT.

CLAUSE 4 - CHANGES

4.1. The CONTRACTING PARTIES may determine, in writing, changes affecting the basic assumptions supplied. Should the CONTRACTED PARTIES find out that the project changes determined by the CONTRACTING PARTIES shall increase the AGREEMENT’s lump sum value, or adversely affect the capacity of the CONTRACTED PARTIES to meet scheduled deadlines, the PARTIES shall negotiate, in good faith, an adjustment of the AGREEMENT’s lump sum and/or of the scheduled deadlines, so as to reflect the changes fairly.

4.2. The CONTRACTED PARTIES may suggest changes regarding the Basic Assumptions that were supplied by the CONTRACTING PARTIES, provided that these: (i) do not adversely affect the minimum conditions established in the CONSOLIDATED RFP; (ii) do not reduce CORE reliability, capacity, performance, quality and useful life; (iii) neither increase the value of the AGREEMENT nor generate any additional costs for the CONTRACTING PARTIES; (iv) do not cause the key dates described in the time schedule to be delayed; (v) do not impair the Guarantees obtained and/or Insurance Policies taken out; (vi) do not effect negatively the CONTRACTED PARTIES’

capacity in observing the scheduled dates; and (vii) do not affect the CONTRACTING PARTIES’ Payment Schedule. The suggested changes may only be implemented once they have been discussed with and authorized by the CONTRACTING PARTIES.

CLAUSE 5 – GOVERNING LAW

5.1 In the execution and interpretation of this AGREEMENT, all the regulations that govern the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, or resolutions, among others, shall be taken into account, complied with and applied by the CONTRACTED PARTIES, regardless of whether or not any reference is made to them herein and/or in the documents attached to this AGREEMENT.

5.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any unit of certified products that may come to be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES shall carry an identification plate in a visible spot, with the name of the manufacturer and the address of the supplier. When the product is imported, the sign shall also contain the name and address of the supplier in the country. All certified products that use radioelectric frequency, in addition to the above requirement, shall bear the following message: “This product can only go into operation once its operating license, issued by the appropriate technical body of the Ministry of Communications, has been obtained.”

CLAUSE 6 – DOCUMENTS INCLUDED

6.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents hereinafter shall be referred to as Included Documents.

Attachment I	CONSOLIDATED RFP

Attachment II	PROPOSAL

Attachment III	DEFINITIONS

Attachment IV	LIST OF UNIT PRICES (“LUP”)

Attachment V	ENDER USER STATEMENT

Attachment VI	SOFTWARE AND SERVICES LIST TO BE PROVIDED
BY THE CONTRACTED PARTIES AS BONUS

6.2 Should there be any discrepancy between this AGREEMENT and the documents that it comprises, the following order of prevalence shall apply, its being hereby established that the requirements of the CONSOLIDATED RFP explicitly mentioned in the PROPOSAL as not having been fulfilled or having been carried out differently from the specifications described in the CONSOLIDATED RFP shall prevail over the CONSOLIDATED RFP.

(a) AGREEMENT

(b) CONSOLIDATED RFP (Attachment I)

(c) PROPOSAL (Attachment II)

(d) DEFINITIONS (Attachment III)

(e) LIST OF UNIT PRICES (“LUP”) (Attachment IV)

CLAUSE 7 - PRICE

7.1 The system for executing the job that is the subject-matter of this AGREEMENT is the “turn-key lump sum” system.

7.2 The lump sum for supplying and implementing CORE shall be the sum of: (i) forty-two million, nine hundred fifty-two thousand, two hundred ninety reais and ninety-seven centavos (R$42,952,290.97), which amount shall be fixed and not adjustable, referring to local materials, equipment and services; and (ii) twenty-one million, six hundred thirty-one thousand, fifty-eight reais and twenty centavos (R$21,631,058.20), which amount refers to equipment, materials and software to be imported from abroad, worth, in foreign currency, on the date on which this agreement was signed, six million, at six million, nine hundred seventy-three thousand, two hundred sixty-one U.S. dollars and eighty-three centavos (US$6,973,261.83) . The suppliance, by the CONTRACTED PARTIES, of software and services in Attachment VI, in the amount of twenty-two million, five hundred thirty-five thousand, four hundred twenty-six reais and thirty-six centavos (R$22,535,426.36), shall occur as bonus, without any burden to the CONTRACTING PARTIES.

7.2.1 The price of the equipment, materials and software programs that shall be imported, as provided for under item 7.2 above, shall be adjusted in the case of fluctuation between the U.S. dollar exchange rate and the day preceding invoicing, as published in SISBACEN PTAX 800 Option 5, exceeds five per cent (5%). For the purposes of measuring this fluctuation, the U.S. dollar exchange rate to be taken into account is three point one zero two zero reais to the dollar (R$3.1020/USD) .

7.2.2 The price stated above includes, in addition to the CONTRACTED PARTIES’ profit, all direct costs (materials, labor, administration, social charges, labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, bed and board, air fares, bus fares, local travel, equipment, tools, and consumable goods, among others) incurred or to be incurred by the CONTRACTED PARTIES in order to supply and implement CORE, its being inadmissible, under any circumstances and regardless of the reason, that any additional amounts be charged by the CONTRACTED PARTIES, given that they are being hired for a lump sum.

7.2.3 The PARTIES acknowledge that the direct or indirect costs described above may undergo some fluctuation after this AGREEMENT has been signed and while it is being performed, due to foreseeable events such as inflation, fluctuation of the price of raw materials, the need to substitute materials or use of alternative means of production, project adjustments (provided that no changes are made to the Basic Assumptions supplied by the CONTRACTING PARTIES), or changes in taxation, among others, the CONTRACTED PARTIES undertaking to bear the risk for these fluctuations and the ensuing added costs, this being an essential prerequisite for this AGREEMENT to be entered into. So that no doubts may arise as to the foreseeability of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned items:

(i) strikes of the CONTRACTED PARTIES’ personnel or of companies subcontracted by them;

(ii) acts of God and meteorological phenomena typical of the time or place where the services are being rendered, such as landslides, storms, and flooding, among others; and

(iv) delays in the importation of equipment and customs clearance.

7.3 The proposed lump sum price takes into account all of the activities (direct, indirect, accessory, alternative, and complementary, among others) required to supply and implement CORE, pursuant to the CONSOLIDATED RFP and the PROPOSAL, regardless of whether these activities are expressly listed herein. Only if the CONTRACTING PARTIES requests, in writing, changes to the Basic Assumptions, as per clause 4, or in the case of new contractual agreements, shall the CONTRACTED PARTIES be entitled to the respective adjustment of prices and deadlines.

7.4 In the case of new contractual agreements related to the scope established in the CONSOLIDATED RFP (Attachment I), the parties shall comply with the pricing listed on the List of Unit Prices (“LUP”) (Attachment IV), as well as with the same commercial terms agreed upon herein. The CONTRACTED PARTIES guarantee that, for a four (4) year period of time as from the signing of this AGREEMENT, the prices listed in the LUP shall be maintained as the maximum pricing values to be charged from the CONTRACTING PARTIES for supplying new goods and services, excluding the rights to adjustment described in the items below. Should the CONTRACTED PARTIES refuse to comply with the maximum amounts agreed upon, the CONTRACTING PARTIES shall be entitled to judicially request from the CONTRACTED PARTIES payment equal to twice the amount expended in excess, this AGREEMENT serving, together with the invoice, as the extrajudicial document valid for commencing an execution process.

7.5 The base date for the unit prices shown on the LUP is the date on which this AGREEMENT shall be signed.

7.5.1 The relative price of the materials, equipment (HWL) and domestic services (SERVL) and a portion equal to forty per cent (40%) of the materials and equipment that have imported raw materials or input (HWL/I), expressed in the LUP in domestic currency (R$), for the purposes of the provisions described in item 7.4 above, shall be adjusted after one-year periods, the adjusted amount being valid for the one-year period subsequent to adjustment, by applying the following formula:

I = 0.90 X(I1- I0) / I0

Where:

I= Sought adjustment index.

I0= Initial index concerning the cost index corresponding to the date on which this AGREEMENT shall be signed.

I1= Same index concerning the month immediately prior to the foreseen adjustment month, i.e., the 12th, 24th, and 36th months after the month on which this AGREEMENT shall be signed, and so forth.

(i) The adjustment established in this item shall only apply to payments of amounts that concern new purchases made as from the first day immediately following the end of the twelfth (12th) month after the signing of this AGREEMENT.

(ii) The index to be adopted shall be the Economic Index / IGP- DI (General Price Index - Internal Availability), column 2, published by the Conjuntura Econômica magazine of Fundação Getúlio Vargas or, in its absence, any similar index that may come to replace it.

(iii) The coefficient calculated through the adjustment formula shall be worked out up to the third decimal, the other ones being disregarded.

(iv) Should the law come to allow a reduction in the frequency of adjustment, the PARTIES may negotiate a new adjustment period, to be considered for the purposes of this AGREEMENT.

7.5.2 The price in reais of the materials, equipment, and software expressed in the LUP in foreign currency (U.S. dollars – USD), for the purposes of what has been described in item 7.4 above, shall be calculated using the USD exchange rate of three point zero two zero reais per dollar (R$3.1020/USD); this shall be adjusted when the difference between the USD exchange rate and the rate on the day immediately preceding invoicing, as published by SISBACEN PTAX 800 Option 5, is greater than five per cent (5%).

7.5.3 The price, in reais, of the portion equal to sixty per cent (60%) of the national equipment and materials that contain some imported raw materials or input (HWIJI), for the purposes of what has been described in item 7.4 above, shall be adjusted for new purchases only when the difference between the USD exchange rate and the rate on the day immediately preceding actual purchase, as published by SISBACEN PTAX 800 Option 5, is greater than five per cent (5%). For the purpose of assessing this difference, the USD exchange rate to be taken into account is three point zero two zero reais per dollar (R$ 3.1020/USD);

7.6 The total value of this AGREEMENT, for the purpose of what has been described in Clauses 17 and 18, shall be equal to the sum of the amounts in reais calculated in item 7.2 (i) and (ii).

CLAUSE 8 – PAYMENT TERMS

8.1 Payments shall only be made once the CONTRACTING PARTIES has accepted that the events to which they refer have indeed occurred, according to the following Timetable and subsequent items:

Event	Physical Event	Value

0	Signing AGREEMENT.	Twenty per cent (20%) of the AGREEMENT’s total value, as per item 7.6.

1	Delivery of all of the equipment, materials and software by Site, as defined in Attachment III.	Thirty per cent (30%) of the AGREEMENT’s total value, as per item 7.6, to be paid on a prorated basis, by Site, taking into account the table included in item 8.1.1.

2
Issuance of the Statement of Initial Acceptance of the System that is the subject-matter of the AGREEMENT or Commercial Activation of each Site, as defined in Attachment III, whichever takes place first.

Twenty per cent (20%) of the total value of the AGREEMENT, as per item 7.6, if the Statement of Initial Acceptance is issued, or twenty per cent (20%) of the AGREEMENT’s total value, prorated by commercially activated Site, if commercial activation takes place, taking into account the table included in item 8.1.1.

3	Issuance of the Statement of Partial Acceptance of the System that is the subject- matter of the AGREEMENT.	Twenty per cent (20%) of the total value of the AGREEMENT, as per item 7.6.

4	Issuance of the Statement of Final Acceptance of the System that is the subject- matter of the AGREEMENT.	Ten per cent (10%) of the total value of the AGREEMENT, as per item 7.6.

8.1.1 The CONTRACTED PARTIES shall undertake to supply a table with the prorated value per Site, to be paid in connection with events 1 and 2 mentioned in item 8.1 above. This table shall be submitted to the CONTRACTING PARTIES for approval immediately after this AGREEMENT has been signed.

8.1.2. The parties agree that payment of the advance described as Event 0 of item 8.1 is subject to submission by the CONTRACTED PARTIES of a Bank Letter of Guarantee, the value of which shall be equal to twenty per cent (20%) of the total value of this AGREEMENT, as per item 7.6, to be issued by a first-tier financial institution, which shall be required to waive the benefits granted under articles 827, 835 and 838 of the Brazilian Civil Code. The said Bank Letter of Guarantee shall be valid up to the time when Event 1 of item 8.1 has been discharged.

8.2 The payments shall be made in accordance with the payment timetable above either on the sixtieth (60th) day following acceptance of the corresponding physical event or on the thirtieth (30th) day following submission to the CONTRACTING PARTIES of the invoice, in two (02) copies of like tenor, the latest of the two dates being the prevailing payment date, subject to the provisions of Clause 9. The CONTRACTED PARTIES shall, monthly, before each invoicing, request to the CONTRACTING PARTIES the percentage to be invoiced against AMAZÔNIA and against TELEMIG.

8.3 The payments shall be subject to discharging all obligations undertaken and/or resulting from this AGREEMENT, the CONTRACTING PARTIES being required to deposit the amount owed directly into the bank accounts indicated by the CONTRACTED PARTIES, the respective payment slips being valid as payment receipts.

8.4. One of the conditions for payment (except for event 0 – anticipation of payment, shown in item 8.1) is the obtainment by the CONTRACTED PARTIES of a firm financing offer, signed by a first-tier, domestic or international, public or private and/or from export credit agencies (hereinafter referred to simply as BANK). This firm finance offer shall include the term of the loan, the interest rate, commissions and covenants in keeping with normal market standards, the conditions of which, at the very least, must be equal to those presented by the CONTRACTED PARTIES in letter CE/EDB/ETT 04 055 and 04.056 issued on 6/21/04, and guarantees that the CONTRACTING PARTIES is able to provide, in the light of its preceding commitments to third parties and/or resulting from statutory limitations. If, at the time of the payment(s) owed to the CONTRACTED PARTIES pursuant to this clause, the CONTRACTING PARTIES and the BANK have not signed the financing agreement on an unconditional, irrevocable and irreversible basis under the terms of the firm offer of financing signed by the financial institution, due to a fact or action imputable solely to the CONTRACTING PARTIES, the latter shall continue to make the payments owed to the CONTRACTED PARTIES, in accordance with the payment timetable stipulated herein.

8.5 Payments shall be made on working Mondays, Wednesdays or Fridays. Payments falling due on other days of the week shall be paid on the immediately subsequent working Monday,

Wednesday or Friday, as appropriate, at no extra cost to the CONTRACTING PARTIES.

8.6 The CONTRACTED PARTIES shall, when issuing receipts or invoices, ensure these documents are correctly filled in. They shall mandatorily include the number of the AGREEMENT, the identification of the portion to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for the equipment at BNDES/FINAME, as applicable.

8.7 The CONTRACTING PARTIES, should there be any credits in its favor resulting from fines or damages caused by the CONTRACTED PARTIES in connection with this AGREEMENT, may at its discretion deduct these amounts from the payments disbursed to the CONTRACTED PARTIES, as of the issuance of the Statement of Partial Acceptance and/or of the Statement of Final Acceptance, as appropriate, subject to prior notice in writing to the CONTRACTED PARTIES.

8.8 The CONTRACTED PARTIES reserve themselves the right to suspend activities resulting from this AGREEMENT thirty (30) days after the CONTRACTING PARTIES receive an extrajudicial or judicial notice from the former, in the case of unjustified delays in payment in excess of thirty (30) days. This hypothesis does not apply neither to the cases mentioned in items 8.4 and 8.7 above, nor to those cases described in this AGREEMENT where failure of the CONTRACTING PARTIES to pay is expressly authorized and justified.

8.9 Concerning past-due payments, where the AGREEMENT or the law lacks provisions justifying non-payment, the CONTRACTED PARTIES shall have the right to charge interest on overdue payment from the CONTRACTING PARTIES, at the rate of one per cent (1%) per month, plus monetary indexation based on the IGP-DI general price index up to the date on which payment actually occurs, other than in those cases stipulated herein that expressly eliminate the incidence of monetary indexation.

8.10 The CONTRACTED PARTIES may neither assign nor pledge to third parties the amounts to which they are entitled under this AGREEMENT without prior authorization to do so from the CONTRACTING PARTIES.

CLAUSE 9 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

9.1 Regarding the National Social Security Institute – INSS, the CONTRACTING PARTIES shall comply with Law 9.711/98 and regulatory instruction 100/2003, as well as with the amendments introduced by IN105/2004. It is mandatory to specify the Social Security payments, as well as to inform the INSS Specific Registration number (CEI – Cadastro Específico do INSS) and the address of the location in the invoice or receipt for services rendered under the responsibility of the CONTRACTED PARTIES.

9.2 All taxes must also be broken out in each invoice submitted, together with an indication of the tax rate applied or inclusion of the exemption text, as determined by current laws. The amounts concerning supplies of materials and/or of equipment of their own or of third parties, indispensable for the CONTRACTED PARTIES to carry out their services shall be indicated in each invoice submitted, under penalty of taxes due being withheld for the full amount of the fiscal document.

9.3 Responsibility for opening and discharging CEI registration lies with the CONTRACTING PARTIES. However, the CONTRACTED PARTIES shall be responsible for preparing, organizing and submitting to the CONTRACTING PARTIES all the documentation required by the INSS for clearance of work sites where social security is concerned, including of subcontracted parties, in accordance with the directives of the CEI manual that is part of this AGREEMENT.

9.3.1 The documents to be presented shall either be the original ones or authenticated copies thereof, collated and organized in the form of a DATA BOOK, by CEI registration number, to be submitted within fifteen (15) days, at most, of the completion of the work at a given site.

9.3.2 Should the CONTRACTED PARTIES fail to submit the aforementioned documentation by the established deadline, the CONTRACTING PARTIES shall hereby be authorized to withhold fifty per cent (50%) of the value of the subsequent payment due according to the agreement, regardless of any warning or notices, which percentage shall only be released by the CONTRACTING PARTIES once the requested documents have been properly submitted.

9.3.3 The last payment stipulated herein shall only be made after the CONTRACTED PARTIES submit to the CONTRACTING PARTIES all the documentation necessary for normal discharging of CEI registration numbers at the INSS.

9.3.4 Should the CONTRACTED PARTIES use the same insured parties to service several contracting companies, alternately, during the same time period, they shall be exempt, pursuant to article 171 and the sole paragraph of INSS Regulatory Instruction no. 100/03, from preparing separate Payroll and Payment Forms for the Severance Indemnity Fund for Employees and Information for Social Security (GFIP – Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social), provided that this situation is duly demonstrated, the CONTRACTED PARTIES being the only ones responsible for said information.

9.3.5 Should application of the provisions described in item 9.3.4 above come to be questioned by INSS inspections, making it impossible for the CONTRACTING PARTIES to discharge CEI registration, the CONTRACTED PARTIES shall be entirely responsible for any costs or damages ensuing from this situation, including the payment of possible fines that said inspection might levy from the CONTRACTING PARTIES.

9.4 Regarding the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), the CONTRACTING PARTIES shall comply with the municipal laws of the places where the services are actually rendered, regardless of what is stated in the laws of the municipality in which the service provider is headquartered.

9.5 The CONTRACTING PARTIES, when it is the withholding party, shall pay the taxes mandated by the laws currently in force and is hereby authorized to discount these amounts from the amounts it shall owe the CONTRACTED PARTIES by force of this AGREEMENT.

9.6 For any new contractual arrangements, pursuant to item 7.4 above, the PARTIES agree to review the prices listed in the LUP should any taxes be created, changed or eliminated, after this AGREEMENT has been signed, provided that this is shown to affect the prices agreed to herein and set out in the LUP.

9.7 Not withstanding the payment terms agreed to in their specific clause, all fiscal documents concerning services rendered by the CONTRACTED PARTIES shall be issued and delivered to the facilities of the CONTRACTING PARTIES by the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow the CONTRACTING PARTIES to pay the appropriate taxes within the timeframe established by law.

CLAUSE 10 - DEADLINE

10.1 The PARTIES agree that the deadline for CORE supply and implementation is three hundred (300) days, as of the date on which this AGREEMENT is signed, in compliance with the terms of the Implementation Schedule that is part of the PROPOSAL (Attachment II) and the hypotheses of survival of the clauses expressly described in this AGREEMENT.

10.2 The deadlines stipulated in this clause may only be extended subject to an Agreement Addendum and in the following cases:

a) temporary suspension of the service by direct order of the CONTRACTING PARTIES, in writing, for reasons that cannot be imputed to the CONTRACTED PARTIES, pursuant to Clause 13. In this case, the CONTRACTING PARTIES shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of and for the time period during which the suspension remains in effect. The CONTRACTING PARTIES shall not be responsible for compensating the CONTRACTED PARTIES for lost income.

b) fortuitous events or force majeure, duly evidenced by the CONTRACTED PARTIES, pursuant to the provisions of Clause 19. In this case, each PARTY shall bear the cost of its own losses for the period during which the extension remains in effect.

c) failure imputable only to the CONTRACTING PARTIES to provide a suitable environment for implementation of the CORE required for the performance of the subject-matter hereof, as per item 12.1 (b). In this case, the CONTRACTING PARTIES shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of failure to make the environment available, and for as long as this situation persists. The CONTRACTING PARTIES shall not be responsible for compensation to the CONTRACTED PARTIES for lost income as a result of the extension.

10.3 The potential extension granted in the cases mentioned in item 10.2 above shall correspond to the number of days of delay that actually occur and shall only be applied to the services that are proven to have been hindered by the delay.

10.4 The following shall not justify falling behind schedule in the performance of any of the services: the fact that the CONTRACTING PARTIES may totally or partially reject any of the services and/or materials executed and/or employed if they do not correspond to the requirements, obligations and conditions of this AGREEMENT. Similarly, eventual suspension of services determined by the CONTRACTING PARTIES’ inspectors in the case of irregularities being identified, as per Clause 13, shall not be accepted as justification for falling behind schedule.

CLAUSE 11 – OBLIGATIONS OF THE CONTRACTED PARTIES

11.1 In addition to the other obligations described herein, the CONTRACTED PARTIES shall jointly:

(a) Fulfill the Implementation Schedule that is part of the PROPOSAL (Attachment II) as well as the other obligations included herein and in the other Attachments;

(b) Prepare and deliver to the CONTRACTING PARTIES, by the fifteenth (15th) day of the subsequent month, a DATA BOOK containing a copy of the documents listed below, regarding performance of the services during the previous month, under penalty of the payments possibly due to the CONTRACTED PARTIES by the CONTRACTING PARTIES for the services that concern the respective Site, as defined herein, being withheld, and of becoming liable to the fine set out in item 17.1 (ii), should the CONTRACTED PARTIES fail to solve the irregularities of the documentation within thirty (30) days as from receipt of a notice to this effect from the CONTRACTING PARTIES. Alternatively, the aforementioned DATA BOOK may be requested by the CONTRACTING PARTIES, solely at its discretion, whenever the latter regards it as necessary, within a time frame that shall be reasonably set in a notice to the CONTRACTED PARTIES on this matter.

(i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid in the municipality in which the services are rendered, other than in the cases in which Municipal Law transfers to the CONTRACTING PARTIES the obligation of withholding the Tax on Services at source and consequently of paying it;

(ii) Tax Payment Form for Income Tax Withheld at Source, when it occurs;

(iii) Payment Form for Social Security Contributions;

(iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

(v) Payment Forms for the Union, Assistance and Confederative Contributions - General Registry of Unemployed People (CAGED – Cadastro Geral de Desempregados);

(vi) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff of the CONTRACTING PARTIES and of its subcontractors;

(vii) List of the people who worked in the month to which the report applies, under the responsibility of the CONTRACTED PARTIES and of its subcontractors;

(viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by the CONTRACTED PARTIES and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

(ix) Employee Contract Rescission Statement and dismissal examination; and

(x) Monthly report showing the number of employees of the CONTRACTED PARTIES and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT – Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT – Seguro de Acidente do Trabalho).

(c) Deliver to the CONTRACTING PARTIES a copy of all the original documentation that makes up the aforementioned DATA BOOK at the end of this AGREEMENT;

(d) Only subcontract the services covered by this AGREEMENT with approval of the CONTRACTING PARTIES, pursuant to Clause 30. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, the CONTRACTED PARTIES continuing to be the sole parties responsible for supplying to the CONTRACTING PARTIES all elements covered by this AGREEMENT;

(e) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate security measures are taken to avoid accidents and that all the work carried out is executed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by the CONTRACTED PARTIES themselves or subcontracted by them;

(g) Replace their employees, at any time, should the CONTRACTING PARTIES so request, provided there is evidence of inadequate employee performance, the CONTRACTED PARTIES being held responsible, furthermore, for all costs resulting from the replacement;

(h) Adequately protect the assets of the CONTRACTING PARTIES and of third parties, ensuring the conservation and maintenance of its facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, the CONTRACTED PARTIES and its employees or third parties under their responsibility shall also comply with the standards that concern the use and conservation of the CONTRACTING PARTIES’ facilities under penalty of payment for damages caused;

(i) Be responsible for obtaining all the licenses and/or authorizations required in order to supply and implement the CORE, including environmental licenses, and, furthermore, bear all costs necessary for obtaining them;

(j) To maintain in Brazil, throughout the period of validity of this AGREEMENT, a workshop for the replacement of circuit boards and components, so as to ensure that all the parts sent for repairs by the CONTRACTING PARTIES be returned by the CONTRACTED PARTIES within sixty (60) days at most, both for locally manufactured and imported equipment;

(k) Supply CORE in compliance with the rules published by the Ministry of Communications, by ANATEL and by other public administration offices, including, but not limiting themselves to, those that concern the Personal Mobile System (SMP – Sistema Móvel Pessoal), where materials and equipment are concerned, until the date of issue of the Statement of Initial Acceptance, bearing all the costs inherent and resulting from this;

(l) Inform the CONTRACTING PARTIES, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedule, showing how events are progressing, an analysis of possible deviations from the schedule and measures taken to recover lost time, including with regard to services carried out by those sub-contracted, as applicable;

(m) Provide, at any time, the information required by the CONTRACTING PARTIES on the process of supplying the subject-matter of this AGREEMENT and on the Implementation Schedule established in the PROPOSAL (Attachment II), containing the details necessary for keeping track of timing well and reliably;

(n) Provide the CONTRACTING PARTIES with a copy of the insurance policies taken out in the name of the CONTRACTED PARTIES, pursuant to Clause 24, as well as the proof of payment of their respective premiums;

(o) Appoint a Project Manager to interact with the Project Manager appointed by the CONTRACTING PARTIES, fully managing the obligations of the CONTRACTED PARTIES and of the subcontracted parties. The Project Manager shall: a) have full knowledge of the entire context of the Projects; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(p) Fulfill, observe, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as the internal recommendations, procedures, standards and policies of the CONTRACTING PARTIES;

(q) Guarantee safe warehousing and storage, as well as the prompt removal or elimination of any residues eventually generated, whether or not within the scope of this AGREEMENT, with a view to full compliance with the environmental protection laws currently in force;

(r) Protect the CONTRACTING PARTIES from any judicial and/or administrative claims to which the CONTRACTED PARTIES and parties associated to it may give rise and that, in any way, result from the legal relation between the parties to the AGREEMENT, bearing the full responsibility and ensuing costs and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that the CONTRACTING PARTIES be exempted from liability for the claim or replaced in connection with it. Should the CONTRACTING PARTIES come to face any claims against it, the CONTRACTED PARTIES shall undertake to refund all the costs that the CONTRACTING PARTIES may come to incur as a result of such claims, including, with regard to costs, the full amount of the legal fees that the CONTRACTING PARTIES may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, preservation or execution of any of the rights described herein, regardless of when the claims are made, pursuant to the provisions of item 17.3 herein;

(s) Guarantee that the materials and equipment (hardware and software) supplied shall be fully compatible with the materials and equipment supplied by the other companies hired by the CONTRACTING PARTIES for the implementation of the Telecommunications Network, so that the network’s functioning and operation shall be flawless, and in compliance with the internationally accepted standards mentioned in the CONSOLIDATED RFP.

CLAUSE 12 – OBLIGATIONS OF THE CONTRACTING PARTIES

12.1 In addition to the other obligations described herein, the CONTRACTING PARTIES shall:

(a) Pay the payments owed to the CONTRACTED PARTIES, as per Clause 8;

(b) Make available to the CONTRACTED PARTIES a suitable environment for the implementation of CORE, as described in the CONSOLIDATED RFP (Attachment I) and as required for performance of this AGREEMENT;

(c) Allow access to all the sites belonging to the CONTRACTING PARTIES, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, subject to the CONTRACTED PARTIES supplying a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be negotiated with the CONTRACTING PARTIES ahead of time;

(d) Appoint a Project Manager, during the process of supplying CORE, to interact with the Project Manager of the CONTRACTED PARTIES, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel;

(e) inform the CONTRACTED PARTIES, in writing, of the reasons that motivated possible rejection of equipment and/or services delivered.

CLAUSE 13 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

13.1 The CONTRACTING PARTIES and its employees, agents or representatives shall always have the right to inspect the performance of the CONTRACTED PARTIES under this AGREEMENT, but this in no way shall exempt the latter from full and exclusive responsibility or diminish said responsibility for the services rendered and the materials/equipment supplied.

13.2 The CONTRACTING PARTIES has the right to decide that part or even all of this AGREEMENT shall be suspended, subject to an extrajudicial or judicial notice to the CONTRACTED PARTIES. This suspension shall not exempt the CONTRACTING PARTIES from their financial obligations regarding the CONTRACTED PARTIES in connection with equipment and services already delivered and accepted by the former, pursuant to item 8.1 herein.

13.3 If suspension is decided upon because CORE implementation or supply is not in compliance with the terms hereof or with the governing laws and regulations, and should the CONTRACTED PARTIES fail to solve the irregularities found within the timeframe determined by the CONTRACTING PARTIES, thereby jeopardizing fulfillment of the Implementation Schedule that is part of the PROPOSAL (Attachment II), the CONTRACTING PARTIES may rescind this AGREEMENT, pursuant to Clause 32, in which case the CONTRACTED PARTIES shall have no right to any indemnification, being entitled merely to receive payment for the events discharged and accepted by the CONTRACTING PARTIES up to the date on which rescission is communicated, besides being liable for the penalties described in item 17.1 (i).

CLAUSE 14 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

14.1 While the AGREEMENT is being performed, the CONTRACTING PARTIES may choose between monitoring the acceptance tests in the field or working with reports concerning the testing carried out, issued by the CONTRACTED PARTIES.

14.2 Once all suppliance and services have been completed and CORE implemented, the CONTRACTED PARTIES shall notify the CONTRACTING PARTIES of this in writing.

14.3 The CONTRACTING PARTIES, in conjunction with the CONTRACTED PARTIES, shall proceed to begin the performance tests, in compliance with the procedures determined in the CONSOLIDATED RFP (Attachment I), in order to ensure that any equipment, individual subsystems or systems shall comply with all the specifications described in the CONSOLIDATED RFP.

14.4 Once CORE implementation has been completed and the interconnection of all the various Network Elements has been accomplished, including other companies contracted by the CONTRACTING COMPANIES, so as to allow the system to function, the CONTRACTING PARTIES shall check whether the services are in order and whether they were carried out in accordance with the stipulations hereof. Should no irregularity be found, the CONTRACTING PARTIES shall issue the Statement of Initial Acceptance, as described in the CONSOLIDATED RFP (Attachment I). Otherwise, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs and/or complementation, under penalty of the CONTRACTING PARTIES executing them itself or having them executed by third parties, debiting expenses made to the CONTRACTED PARTIES.

14.5 Once the Statement of Initial Acceptance has been issued, a period of ninety (90) days shall commence, during which time the CONTRACTED PARTIES shall render the services of training and assisted operation, pursuant to Clause 16. After this ninety (90) day period, should the CONTRACTING PARTIES find no defects or irregularities in CORE, nor in the services of training and assisted operation, it shall issue the Statement of Partial Acceptance, as established in the CONSOLIDATED RFP (Attachment 1). Otherwise, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs or complementation, under penalty of the CONTRACTING PARTIES executing them itself or having them executed by third parties, should the CONTRACTED PARTIES fail to do so, the ensuing expenses being debited to the latter. The absence of any irregularities coupled with completion of the training and assisted operation services are prerequisites for issuing the Statement of Partial Acceptance. The CONTRACTING PARTIES shall, within thirty (30) days at most, as of the issuance of the Statement of Initial Acceptance, communicate to the CONTRACTED PARTIES its intention to carry out training during the aforementioned time frame; it shall also indicate the period during which training shall be held. If, within thirty (30) days, the CONTRACTING PARTIES choose not to have the training carried out in the ninety (90) day period following the issuance of the Statement of Initial Acceptance and should no irregularity be found, the Statement of Partial Acceptance, as defined in the CONSOLIDATED RFP, shall be issued by the CONTRACTING PARTIES, its being made clear as from now that the Statement of Final Acceptance shall only be issued after training is held.

14.5.1 The CONTRACTED PARTIES are fully aware that rendering services to the assisted operation shall only become possible after the startup of the commercial operation of the Telecommunications network which, in turn, depends on the prompt and correct performance of the other companies contracted by the CONTRACTING PARTIES for its implementation. Hence, the CONTRACTED PARTIES shall seek to act synergically with the other companies contracted by the CONTRACTING PARTIES, in cooperation so that they are able to develop their respective roles in fully concordance, in order to seek the conclusion of their respective agreements simultaneously.

14.5.2. The CONTRACTING PARTIES shall set forth the suspension of the CONTRACTED

PARTIES’ activities, related to assisted operation, in the hypothesis of not making possible to the CONTRACTED COMPANIES the commencement of assisted operations services, exclusively, due to the delay of other companies contracted by the CONTRACTING PARTIES for the network implementation. In this case, the CONTRACTING PARTIES should reimburse the CONTRACTED PARTIES the direct costs incurred by the former as a result of the suspension and during the period in which the AGREEMENT is in force. The CONTRACTING PARTIES shall not be responsible for compensating the CONTRACTED PARTIES for lost income.

14.5.3. Should the CONTRACTED PARTIES or their subcontracted delay the Implementation Schedule, due to their own and exclusively fault, and therefore jeopardizing the other companies contracted by the CONTRACTING PARTIES for the network implementation, the CONTRACTED PARTIES shall be responsible for paying the due indemnifications to each company contracted by the CONTRACTING PARTIES. The CONTRACTING PARTIES may deduct the amount of each indemnification executed to the CONTRACTED PARTIES, which state to be aware that the indemnification’s payment do neither postpones, nor jeopardizes the fine levy provided on item 17.1 (i), nor the payment of damages incurred by the own CONTRACTING PARTIES, due to delay.

14.6. After the Statement of Partial Acceptance is issued, a period of ninety (90) days shall begin, for the issuance of the Statement of Final Acceptance. After elapsing the ninety (90) days with no irregularities or flaws in CORE found by the CONTRACTING PARTIES, the former shall issue the Statement of Final Acceptance, as stipulated in the CONSOLIDATED RFP (Attachment I), without prejudice to the responsibilities of the CONTRACTED PARTIES, pursuant to the law and this AGREEMENT, as to the guarantee of solidity and safety described in the Brazilian Civil Code and as to the guarantees stipulated herein. Should any irregularities be found, the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs or complementation, under penalty of the CONTRACTING PARTIES executing them itself or having them executed by third parties, should the CONTRACTED PARTIES fail to do so, the ensuing expenses being debited to the latter.

14.7 The required repair services and complementation shall invariably be carried out at the sole expense and responsibility of the CONTRACTED PARTIES.

CLAUSE 15 – TRAINING

15.1 Once the Statement of Initial Acceptance has been issued and in compliance with provisions in item 14.5, the CONTRACTED PARTIES, at their expense, shall train the CORE operation staff, to be indicated by the CONTRACTING PARTIES. Training shall be held invariably at the CONTRACTING PARTIES’ facilities or in any other location indicated by it, the said party being in charge of providing all the equipment required to hold the training event.

15.2 The training program shall be prepared by the CONTRACTED PARTIES and submitted for approval to the CONTRACTING PARTIES within, at the most, thirty (30) days after this

AGREEMENT is entered into. The CONTRACTING PARTIES may make the complementation and changes it considers necessary, within reason, with a view to ensuring its personnel is adequately trained. After the program, the CONTRACTING PARTIES’ staff is expected to be fully qualified to operate CORE and skilled in conducting adjustments, inspections and maintenance, without the risk of their causing any interference in the commercial operation of CORE.

15.3 All expenses, taxes, rates and charges applicable to the training courses, including those connected with bed and board and travel of instructors, shall be borne by the CONTRACTED PARTIES and are included in the lump sum price of this AGREEMENT.

CLAUSE 16- ASSISTED OPERATION

16.1 For a ninety (90) day period as from the issuance of the Statement of Initial Acceptance of CORE, the CONTRACTED PARTIES shall monitor its operation, so as to ensure flawless performance, rendering operating support to the CONTRACTING PARTIES, as stated in the CONSOLIDATED RFP and the PROPOSAL.

16.2 As established in item 14.5.1, the assisted operation services can only be initiated once the CORE implementation is concluded, subject-matter of this AGREEMENT, and of ACCESSES, by the other companies contracted by the CONTRACTING PARTIES. Should the CONTRACTED PARTIES implement CORE before the ACCESSES implementation, by other companies contracted by the CONTRACTING PARTIES, these not in delay with their implementation schedules, the CONTRACTED PARTIES shall await the conclusion of these services, in order to start the assisted operation, not being entitled to any type of indemnification or compensation for the period in which their activities related to the assisted operation is suspended. The CONTRACTED PARTIES have agreed upon that shall only be entitled to the indemnification provided for in item 14.5.2. in the hypothesis of delay in the implementation schedules by other companies contracted by the CONTRACTING COMPANIES, in accordance to CONSOLIDATED RFP.

CLAUSE 17 - PENALTIES

17.1 Should the CONTRACTED PARTIES incur in a breach of any of the provisions hereof, or of any of the legal and regulatory provisions which govern this AGREEMENT, the CONTRACTING PARTIES may, at its discretion, require that the following penalties be applied, without prejudice to responsibility for damages and losses, as applicable:

(i) a fine, of a non-compensatory nature, for delay in execution by the CONTRACTED PARTIES of the events listed in the Implementation Schedule included in the PROPOSAL (Attachment II), calculated through the following formula and limited to twenty per cent (20%) of the value of the portion of the payment concerning the event that is past due:

M = ( 0.0033 x A) x P

Where:

M = value of the fine

A = delay in number of days

P = value of the event that was not performed, according to the Implementation Schedule included in the PROPOSAL, except for the hypothesis of delay in the performance of the event related to the issuance of the Statement of Initial Acceptance, the value of which shall be the AGREEMENT’s lump sum value.

(ii) a fine, of a non-compensatory nature, of one per cent (1%) of the AGREEMENT’s lump sum value, if the CONTRACTED PARTIES fail to comply with any obligation described herein, other than in the case of nonfeasance due to delay in the Implementation Schedule, for which the fine shall be that established in item (i) above. For the purpose of applying the fine described in this item (ii), the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES so that they shall, within five (5) running days at most, initiate the procedures for regularization of the non-performance pointed out or, within the same time frame, submit their formal defense. Should defense be presented, the CONTRACTING PARTIES shall analyze whether the justifications presented hold the CONTRACTED PARTIES harmless from responsibility. If the defense is rejected, the CONTRACTING PARTIES shall communicate to the CONTRACTED PARTIES the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, the CONTRACTED PARTIES shall have twenty-four (24) hours to begin the regularization of their failure to comply with and shall be obliged to complete the services within the time frame determined by the CONTRACTING PARTIES on the basis of the principles of good faith and reasonableness. Should the CONTRACTED PARTIES fail to take appropriate measures and to complete the services by the set deadline, the fine shall apply.

17.2 Should ANATEL impose a fine upon the CONTRACTING PARTIES for nonfeasance of the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from the CONTRACTED PARTIES’ failure to perform their obligations properly and in a timely fashion pursuant to this AGREEMENT, the CONTRACTED PARTIES shall indemnify the CONTRACTING PARTIES for the amount levied by ANATEL, without prejudice to other damages and losses that may come to be incurred by the CONTRACTING PARTIES, subject to the limitations described in item 18.1.

17.3 Should the CONTRACTING PARTIES come to be summoned, notified or charged as a result of the CONTRACTED PARTIES or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with any obligations of any other nature pursuant to this AGREEMENT and its related addenda, the CONTRACTED PARTIES shall undertake to refund the amount corresponding to tax credit, interest payments, fines and other applicable charges, to be settled within seven (7) days at most as from the date of written communication from the CONTRACTING PARTIES to the CONTRACTED PARTIES, payment to be made by means of a deposit into the CONTRACTING PARTIES’ account 762.200 -7 at Banco do Brasil, branch number 3308-1, held by TELEMIG and account 6357-6 at Banco do Brasil, branch number 3308-1, held by AMAZÔNIA. This reimbursement shall only be owed if the CONTRACTED PARTIES are notified in writing and with due notice so that they may help the CONTRACTING PARTIES in the preparation of the defense it submits to the body issuing a given summons, notification or charge, by presenting relevant documents, attempting to clarify matters or demonstrating the discharge of a given obligation.

17.3.1. If any delay occurs in connection with the payments mentioned herein, the CONTRACTED PARTIES shall be liable as from the eighth (8th) day, for a daily fine of one half of one percent (0.5%) on the amount in arrears, regardless of any warning, notice, or judicial or extrajudicial proceedings.

17.3.1.1. Arrears of more than twenty (20) days of the aforementioned payment, as from the date of notice established in item 17.3, shall imply, regardless of any other warning, notice, or judicial or extrajudicial proceedings, in a fine of ten per cent (10%) on the total amount in arrears.

17.3.12. Furthermore, in cases in which delayed payment, as described herein, is in arrears by more than thirty (30) days as from the day of the notice, as determined in item 17.3, the CONTRACTED PARTIES expressly authorize the CONTRACTING PARTIES to adopt one of the following possible behaviors, at its discretion:

a) withhold any payments eventually owed to the CONTRACTING PARTIES, based on this or on other agreements, even if the latter were entered into before or after this one, until the CONTRACTING PARTIES have fulfilled the respective obligation;

b) issue a bill of exchange representing the refunding obligation hereby undertaken by the CONTRACTED PARTIES; or, finally;

c) judicially charge the amounts hereby assumed by the CONTRACTED PARTIES, concerning which this AGREEMENT constitutes the extrajudicial document valid for initiation of legal proceedings, pursuant to article 585 of the Code of Civil Procedure.

CLAUSE 18 - RESPONSIBILITIES

18.1 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTIES and its directors, executives, agents and employees harmless from all complaints, requirements, legal proceedings, damages, costs, expenses, losses or responsibilities resulting from or related to this AGREEMENT, to the extent that these damages are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of either of the CONTRACTED PARTIES or of their agents, contractors, subcontracted parties, executives or employees or of any party under the responsibility of the CONTRACTED PARTIES, subject to a limit of twenty per cent (20%) of the value of this AGREEMENT, as established in item 7.6.

18.2 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTIES and its directors, executives, agents and employees harmless from any complaint, requirement, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury (whether of the executives, agents or employees of the CONTRACTING PARTIES or of third parties) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of the agents, contractors, subcontracted parties, executives or employees or any other party under the responsibility of the CONTRACTED PARTIES, provided the CONTRACTING PARTIES notifies the CONTRACTED PARTIES in writing of all legal proceedings, complaints, damages or claims against the CONTRACTING PARTIES.

18.3 The CONTRACTED PARTIES declare that they are the parties solely and exclusively responsible for entirely complying with the laws of environmental protection currently in force and that they are responsible, among other things, for all damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws.

18.4 The CONTRACTED PARTIES shall reimburse the CONTRACTING PARTIES for all and any expense that the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damage to the environment by the CONTRACTED PARTIES, as well as for the expenses and payments that the CONTRACTING PARTIES may disburse as a result of fines, penalties, infraction notices and other notices imposed or levied by public bodies, without prejudice to the payment of the losses and damages assessed.

18.5 The CONTRACTED PARTIES acknowledge that the execution of the services described herein may interfere adversely with the operation and functioning of the CONTRACTING PARTIES’ current telecommunications network. Thus, the CONTRACTED PARTIES assure the CONTRACTING PARTIES that no interference shall affect the telecommunications services rendered by the CONTRACTING PARTIES to third parties; the CONTRACTED PARTIES shall be responsible for all damages that the CONTRACTING PARTIES may incur in, as a result of possible interruptions or losses in the rendering of services, subject to the limit of twenty per cent (20%) of the value of this AGREEMENT, as defined in item 7.6.

18.6 The CONTRACTING PARTIES’ responsibility for the losses and damages that it may cause the CONTRACTED PARTIES and/or its subcontracted parties shall be limited to twenty per cent (20%) of the total value of this AGREEMENT, as defined in item 7.6.

CLAUSE 19 – FORTUITOUS EVENTS AND FORCE MAJEURE

19.1 All events that take place during the course of the execution of this AGREEMENT, that are of an unforeseeable nature and that demonstrably interfered with the pace of the work shall be characterized as fortuitous events or force majeure and shall determine exemption from responsibility, such as:

a) wars, military hostilities, acts of terrorism, police actions and others of a similar nature, other than the invasions carried out by landless militants (sem-terras), currently regarded as being foreseeable;

b) general strikes or specific sector strikes, with a regional, national or international scope;

c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by the CONTRACTED PARTIES, despite the latter’s experience.

19.2 The CONTRACTED PARTIES shall notify the CONTRACTING PARTIES’ Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the pace of work and that it cannot be, therefore, characterized as an unforeseeable fact for the purposes of exempting the CONTRACTED PARTIES from responsibility.

19.3 The CONTRACTING PARTIES shall examine the documents submitted by the CONTRACTED PARTIES and it shall be entitled to request supplementary evidence should it believe that this is required in order to perfectly characterize the event.

19.4 Should the CONTRACTING PARTIES agree that the event was indeed unforeseeable, the CONTRACTED PARTIES shall be exempted from payment of any penalties to the CONTRACTING PARTIES, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 10. Each party shall assume and bear its own losses resulting and/or caused by the unforeseeable event.

19.5 Should the CONTRACTING PARTIES fail to agree that an unforeseeable event took place, it shall send the CONTRACTED PARTIES a substantiated expert‘s opinion to justify and substantiate its understanding.

19.6 Should the CONTRACTED PARTIES believe that the unforeseeability of the event renders performance of the AGREEMENT overly expensive, they shall be subject to the provisions of article 478 of the New Civil Code and they shall not be allowed to suspend activities nor to declare the AGREEMENT rescinded, other than through a court order guaranteeing them the right to do so, under penalty of being held responsible for the losses caused to the CONTRACTING PARTIES, in addition to being subject to the penalties stipulated herein.

CLAUSE 20 - WARRANTY

20.1 The CONTRACTED PARTIES shall guarantee their equipment (hardware and software) as to its performance and functionality, as well as against all defects, for a period of twenty-four (24) months, as from the Partial Acceptance, guaranteeing, furthermore, that the equipment shall be free of material and manpower defects for the aforementioned period and that it shall comply with the CONTRACTED PARTIES’ specifications.

20.2 The warranty period for equipment or for parts thereof when repaired or supplied as a replacement, according to this warranty, shall be equal to six (6) months or to the balance of time due up until the end of the twenty-four (24) month period of the aforementioned warranty, whichever is greater.

20.3 If under normal and appropriate use during the applicable warranty period a defect or nonconformity is identified in any equipment supplied by the CONTRACTED PARTIES, they shall take the following measures:

(a)	The CONTRACTING PARTIES, upon identifying the defect or non-conformity, shall remove the equipment and send it to the CONTRACTED PARTIES, the CONTRACTING PARTIES bearing equipment transport costs;

(b)	The CONTRACTED PARTIES shall repair or replace said equipment, entirely at their discretion;

(c)	Following repair or replacement, the CONTRACTED PARTIES shall send the equipment back to the CONTRACTING PARTIES, bearing the equipment transport costs;

(d)	Any defective or non-conforming equipment that is replaced, according to this AGREEMENT, shall become the property of the CONTRACTED PARTIES;

(e)	Should the CONTRACTED PARTIES choose to repair or replace the equipment at the CONTRACTING PARTIES’ facilities, the CONTRACTED PARTIES shall bear the full costs of the said repair or replacement.

(f)	The service of removing and reinstalling equipment that is defective or non-conforming shall be carried out by the CONTRACTED PARTIES, if it calls for specific knowledge not covered in the training program provided by the CONTRACTED PARTIES.

20.4 The CONTRACTED PARTIES ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of eight (8) years as from the end of the said equipment’s warranty.

20.5 The CONTRACTED PARTIES ensure that each piece of equipment supplied to the CONTRACTING PARTIES under this AGREEMENT shall always meet or exceed the capacities mentioned in the CONSOLIDATED RFP (Attachment I) and in the PROPOSAL (Attachment II).

20.6 Should the CONTRACTED PARTIES incur in any breach of the warranty stipulated in the above item, the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES, communicating this fact, whereupon the CONTRACTED PARTIES shall have thirty (30) days, as from receipt of the notice, to solve the problem pointed out by the CONTRACTING PARTIES or to offset, in some way, the loss of the capacity that was meant to have been guaranteed.

20.7 Concerning any equipment that ceases to meet the applicable capacity requirements, as stated in the CONSOLIDATED RFP (Attachment I) or in the PROPOSAL (Attachment II), the CONTRACTED PARTIES shall supply additional or improved equipment as well as the services required to cause said non-conforming equipment (considered jointly with said additional equipment) to comply with the applicable declared capacities.

20.8 The CONTRACTED PARTIES shall supply said additional or improved equipment and services at their own expense. The CONTRACTED PARTIES shall not issue any invoice to the CONTRACTING PARTIES and the CONTRACTING PARTIES shall not be under the obligation of paying any amount that concerns excess capacity. Title over the equipment and risk of loss regarding any additional equipment delivered in compliance with the above item shall be transferred to the CONTRACTING PARTIES after the Final Acceptance.

20.9 The CONTRACTED PARTIES warrant to the CONTRACTING PARTIES that, for a period of twenty-four (24) months as from the date of Partial Acceptance, each computer program, once delivered, installed and tested by the CONTRACTED PARTIES, shall be free of flaws substantially affecting their use as stated in the CONTRACTING PARTIES’ specifications.

20.10 Regarding computer programs from suppliers other than the CONTRACTED PARTIES, the CONTRACTED PARTIES hereby assign to the CONTRACTING PARTIES all the warranties granted to the CONTRACTED PARTIES by their suppliers. Should the CONTRACTED PARTIES be prevented from assigning said warranties, the CONTRACTED PARTIES themselves shall guarantee the software, pursuant to the item above.

20.11 The CONTRACTED PARTIES warrant the CONTRACTING PARTIES that the services covered by this AGREEMENT shall be executed in a careful and professional manner and in compliance with the specifications of the CONTRACTED PARTIES or with any specifications mutually agreed upon for these services, using material that is free of flaws. If, after the Statement of Final Acceptance has been issued, it is shown that the Services were not executed as described above, and if the CONTRACTING PARTIES notify the CONTRACTED PARTIES about this within the warranty period of twenty-four (24) months, the CONTRACTED PARTIES, at their discretion, shall either promptly remedy the flaws and deficiencies or immediately refund the CONTRACTING PARTIES for the amounts paid to the CONTRACTED PARTIES in connection with said Services. Considering the lump sum nature of the proposed prices, the PARTIES agree that they shall use, for refunding purposes, the amounts listed in the LUP or, should this not apply, the average market value.

CLAUSE 21 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

21.1 By this present instrument, the CONTRACTING PARTIES are granted a non-exclusive and irrevocable fifty (50) year license for the use of the Software and the Documentation (subject to CONTRACTING PARTIES’ payment of the respective amounts), for operation and maintenance by the CONTRACTING PARTIES itself or by its providers of services, of the System or Part of the System, as provided by this AGREEMENT and its Attachments. Concerning the Software and the Documentation not supplied directly by the CONTRACTED PARTIES, the latter declare that they hold the rights required to assign and/or sublicense to the CONTRACTING PARTIES all of the respective licenses required for full use of the Software and the Documentation, as described herein.

21.2 Should the CONTRACTING PARTIES come to be sued because of the use of the Software and Equipment acquired under contract, the CONTRACTING PARTIES may implead the CONTRACTED PARTIES, as provided by article 70, section III of the Code of Civil Procedure, in which case the CONTRACTED PARTIES shall be obliged to accept the impleading and shall be required to defend the CONTRACTING PARTIES, exempting them from any responsibility due to such use and, furthermore, undertaking to refund the CONTRACTING PARTIES for any costs, including lawyers’ fees connected with the legal proceedings.

21.3 The CONTRACTED PARTIES shall pay the CONTRACTING PARTIES any amounts and expenses to which the latter may be non-appealably sentenced by a law court due to any infraction committed by the former in connection with intellectual rights and/or usage licenses.

21.4 If use of Software and/or Equipment by the CONTRACTING PARTIES is prohibited, the

CONTRACTED PARTIES shall, at their own expense, obtain the right for the CONTRACTING PARTIES to continue to use said the aforementioned Software and/or Equipment, or, alternatively, shall replace them or modify them in such as way that they cease to violate Intellectual Property Rights. If none of the alternatives above is technically or commercially viable, the CONTRACTED PARTIES shall remove the prohibited Software/Equipment and shall refund the CONTRACTING PARTIES for the amounts paid to the CONTRACTED PARTIES in connection with these products. Given the lump sum nature of the prices proposed, the PARTIES agree to use, for refunding purposes, the amounts listed in the LUP or, should this fail to apply, the average market value.

21.5 Any Upgrade shall be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES as soon as they become available, at prices and under terms to be previously agreed by the Parties. Should the Upgrades rectify or correct Software flaws, they shall be supplied and installed immediately at no charge whatsoever to the CONTRACTING PARTIES.

21.6 Notwithstanding any provisions to the contrary herein, it is hereby understood that the CONTRACTING PARTIES shall not be granted any title to or ownership of the Software or Documentation and that these rights shall continue to belong to the CONTRACTED PARTIES or their suppliers.

21.7 The CONTRACTING PARTIES agree that the Software or Documentation supplied to them hereunder or under any renewals, extensions or expansions of this AGREEMENT shall be treated as being exclusive and a business secret of the CONTRACTED PARTIES or their suppliers, and shall be subject to the provisions of Clause 22 hereof.

21.8 In view of the above, the CONTRACTING PARTIES:

a)
shall neither supply nor make available the Software or the Documentation or any of the parts or aspects thereof (including any methods or concepts employed or expressed therein) to any third party, other than to its own employees or providers of services, as necessary;

b)	shall not make any unauthorized copies of the Software or the Documentation or of any of the parts thereof, other than as back-up copies;

c)	when making permitted copies, as mentioned above, shall transfer to said copies any notice on rights or other notices contained in the Software or the Documentation;

d)
during the Software’s technical validity period, shall not modify, decompile, translate (other than for internal use), adapt, arrange or correct any error, nor make any other change in the Software or the Documentation, without the prior approval in writing from the CONTRACTED PARTIES;

e)	shall not use the Software or the Documentation for any purposes other than those permitted herein; and

f)	shall not transfer the Software and/or Documentation license to any Network Element other than the one for which it was obtained, nor to any area outside the territory, without prior consent of the CONTRACTED PARTIES in writing.

21.9 The obligations of the PARTIES as described in this Clause shall survive the rescission or expiration of this AGREEMENT, for any reasons whatsoever.

21.10 The software licensed under the terms hereof shall be delivered in an inseparable package that shall contain, additionally, other programs or resources besides the Software, which the CONTRACTING PARTIES shall not be allowed to use because they constitute additional applications. However, subject to the CONTRACTING PARTIES requesting it, the CONTRACTED PARTIES shall supply a license for the use of these other software programs or resources, under the same terms and conditions stipulated herein, other than for the price, which shall be negotiated between the PARTIES.

21.11 The CONTRACTING PARTIES agree not to transfer, directly or indirectly, any American technical data (including software) that are part of the OSS system acquired by the CONTRACTED PARTIES from Gensym Corporation, or any other related product, without prior authorization in writing from the United States Department of Trade or another United States government agency, to the following countries: Albania, Angola, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Cambodia, Cuba, the People’s Republic of China, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam.

21.12 The Software mentioned in sub-clause 21.11 above shall be used by the CONTRACTING PARTIES solely in the conduction of its business in Brazil and for peaceful, non-military purposes.

21.13 The CONTRACTING PARTIES shall not export the software mentioned in sub-clause 21.10 above without formal authorization from the CONTRACTED PARTIES (other than for the purpose of repairs / upgrading / maintenance at the plant of the manufacturer or of another manufacturer determined by it).

21.14 The CONTRACTING PARTIES are aware that the Ericsson products acquired by means of this AGREEMENT are subject to export controls under the laws of the Kingdom of Sweden, to which end it agrees to sign the document called “Ender User Statement” (Attachment V to this document).

21.15 The CONTRACTING PARTIES are aware that the “intercept” function is a technical functionality available in the products that are the subject-matter of this AGREEMENT, which functionality enables it to comply with Law 9296/96, on the interception of telephone communications of any nature. In connection with it, it also acknowledges that:

i) the “intercept” function can intercept the communications of third parties, which may characterize a criminal infraction if it is used in ways other than those described in the governing laws;

ii) consequently, the function may only be used in respect to the aforementioned laws; this requires a specific court order issued by an appropriate judge;

iii) the scope of the function supplied by the CONTRACTED PARTIES does not comprise any of the equipment (such as, but not only, audio recording equipment or data storage equipment concerning monitored calls) that may be part of a monitoring center, from which the function can be put into operation; and

iv) all responsibility of the CONTRACTED PARTIES shall be limited to supplying the function; responsibility for putting it into operation shall not be ascribed to them, other that for implementation; in this case, implementation shall not occur during the course of any monitoring operation, nor by carrying out any monitoring or making use of the function, the CONTRACTING PARTIES hereby declaring that it acknowledges the legal limitations of the use of the function, which limitations shall apply to its employees, subcontractors and other eventual representatives.

21.16 The CONTRACTING PARTIES are hereby informed that sale of the Hardware and transfer of the Software and Documentation license by the CONTRACTING PARTIES pursuant to sub-clause 21.1, in an export situation, may require an export / re-export license from certain government bodies of Sweden and/or of the United States. The CONTRACTING PARTIES are regarded as a GSM operator and shall become a member of the “GSM Association”, as applicable, in order to comply with the international governing laws. The CONTRACTED PARTIES shall not be responsible for bearing any costs of any nature, such as penalties, fines or indemnifications, among others, that may be imposed upon the CONTRACTING PARTIES in the event of loss of the right of use or algorithm changes not caused by the CONTRACTED PARTIES. All the costs connected with joining the “GSM Association” and/or with obtaining licenses, authorizations and algorithms shall be born by the CONTRACTING PARTIES.

CLAUSE 22 - CONFIDENTIALITY

22.1 All the information connected with this AGREEMENT or acquired during its course, revealed by one PARTY (“Revealing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be regarded as Confidential Information, as defined below, and as belonging to the Revealing Party. It is to be protected by both PARTIES, as determined in this Clause.

22.1.1 Confidential information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating or commercial nature, as well as know-how, inventions,

processes, formulas and designs that may or may not be patentable, business plans, accounting methods, accrued experience and techniques transmitted to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or in writing.

22.2 All of the obligations concerning confidentially determined herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

(a) make use of said information solely for the purpose of performing this AGREEMENT;
(b) safeguard the confidentiality of the Confidential Information, revealing it only to those employees who must be made aware of it in order to perform this AGREEMENT;
(c) protect the aforementioned information with the same degree of care it employs to safeguard its own confidential information;
(d) make no copies through any means whatsoever, other than those copies that are indispensable for carrying out the work, subject to prior authorization from the Revealing Party.

22.3 The Receiving Party shall request authorization in writing from the Revealing Party to divulge Confidential Information to third parties, agents or consultants; the third party must sign a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch of government, for compliance with an administrative or judicial order, in which case this shall be previously communicated by one PARTY to the other. The obligation to maintain confidentiality shall not apply to the defense, in a court of law, of the rights of the PARTIES under the scope of this AGREEMENT.

22.4 Each one of the PARTIES shall return to the other PARTY any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) or copies thereof.

22.4.1 The supply of all or part of the Confidential Information to the other PARTY shall not transfer to the Receiving Party, under any hypothesis whatsoever, any inherent rights over the aforementioned information, the Revealing Party remaining the legal owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patenting rights).

22.4.2 The Receiving Party shall communicate to the Revealing Party any incidents that can or might lead to the loss or release of documents or of Confidential Information, without prejudice to its objective responsibility.

22.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information belonging to the Revealing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions), copies or duplicates of the information.

22.5 The Receiving Party is under no obligation to protect any Confidential Information that:

(a) was already held by the Receiving Party, free of restrictions, prior to its release by the Revealing Party;
(b) is or that becomes public knowledge with no violation hereof by the Receiving Party;
(c) has been legally obtained by the Receiving Party with no restrictions to its divulging at the time when it is revealed;
(d) has been demonstrably developed by the Receiving Party prior to disclosure of the Confidential Information by the Revealing Party;
(e) has demonstrably been released as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Revealing Party before the determined release occurs.

CLAUSE 23 – TITLE AND RISK OF LOSS

23.1 Other than as stipulated herein or as may be otherwise agreed upon by the PARTIES, title to the Products hereby supplied shall be transferred to the CONTRACTING PARTIES upon delivery by the CONTRACTED PARTIES, risk of loss being transferred upon the Final Acceptance, other than in the case of intellectual property belonging to the CONTRACTED PARTIES, as provided for herein.

23.1.1. Regarding that the CORE system, subject-matter of this AGREEMENT, shall be installed in places and facilities owned by the CONTRACTING PARTIES, the CONTRACTED PARTIES will not be responsible for the risk of losing Products subject to the current AGREEMENT, should the loss has been exclusively caused due to failure of the CONTRACTING PARTIES in maintaining the physical security of their facilities.

23.2. The CONTRACTING PARTIES shall promptly notify the CONTRACTED PARTIES of any complaints concerning any loss that may occur while the CONTRACTED PARTIES have title to the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the solution of any complaint.

CLAUSE 24 - INSURANCE

24.1 The CONTRACTED PARTIES shall be responsible for taking out Engineering Risks Insurance covering all civil construction work, as well as the work of installation and assembling, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, moral and property damages) and “Neighboring Properties”, for sums that ensure the replacement of assets and/or indemnity for losses in the case of claims. The amounts insured and deductible portions shall be previously approved by the CONTRACTING PARTIES; a beneficiary clause in favor of the CONTRACTING PARTIES shall be included in the insurance policy. The CONTRACTED PARTIES shall also be held responsible for personal insurance of their employees.

CLAUSE 25 – PERFORMANCE BOND FOR OBLIGATIONS UNDERTAKEN

25.1 The CONTRACTED PARTIES shall present to the CONTRACTING PARTIES a performance bond covering discharge of the obligations undertaken herein. This insurance guarantee shall represent twenty per cent (20%) of the AGREEMENT’s lump sum value, as indicated in item 7.2. Said bond shall be issued by a first-tier insurance company, the CONTRACTING PARTIES being named as the insured party.

25.2 This insurance guarantee shall remain in full force until the Statement of Final Acceptance is issued. Should the AGREEMENT be amended to take into account modifications implying in changes in the final price and deadlines, this insurance shall be adjusted to take said changes into account.

25.3 The CONTRACTED PARTIES shall also require from its sub-contractors performance bonds covering the obligations undertaken, notably in regard to major services or highly complex ones.

CLAUSE 26 – EQUIPAMENT AND SOFTWARE

26.1 Upon the occasion of the performance of each event listed in the Implementation Schedule included in the PROPOSAL (Attachment II), should the CONTRACTED PARTIES have more up-to-date equipment than those described in the PROPOSAL, the CONTRACTED PARTIES shall inform the CONTRACTING PARTIES of this availability so that the latter may decide on the implementation, or not, of the more up-to-date equipment.

26.1.1 Should the CONTRACTING PARTIES decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, the potential price differences between the two types of equipment, as well as eventual adjustments to the time schedule, as necessary.

26.2 Should the CONTRACTED PARTIES modify, upgrade or discontinue the production of any equipment, software or spare parts connected with the process of supply covered by this AGREEMENT, they shall notify the CONTRACTING PARTIES of this fact in writing at least one hundred and eighty (180) days in advance, undertaking to maintain the pricing shown in the List of Unit Prices (“LUP”) (Attachment IV), so as not to generate damages of any kind to the CONTRACTING PARTIES. The CONTRACTED PARTIES, furthermore, shall be responsible for any direct costs resulting from the aforementioned modifications.

26.2.1 The PARTIES hereby agree and acknowledge that any modification, upgrading or discontinuation of production of any equipment, software or spare parts covered by this AGREEMENT shall only occur as from the end of the warranty period, as described in Clause 20, in accordance with the deadlines and procedures established in item 26.2 above.

26.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 26.2 above, the CONTRACTED PARTIES shall notify the CONTRACTING PARTIES in writing, offering the latter an alternative of equivalent equipment at equal or lower pricing than previously charged.

26.4 The substitution of equipment, software or spare parts under the terms hereof shall be governed by the following conditions:

(a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, other than if this is authorized by the CONTRACTING PARTIES in writing;

(b) Any equipment, software or spare part modification or substitution shall be functionally equivalent and compatible with what was modified or substituted, no other adaptation being required;

(c) Under no hypothesis shall it reduce or diminish the warranty obligations or useful lifetime undertaken by the CONTRACTED PARTIES, pursuant to this AGREEMENT;

(d) Should it be impossible to substitute the equipment, software or part to be discontinued, the CONTRACTING PARTIES shall have one hundred and eighty (180) days, as of the notice described in item 26.2 above, to acquire the requisite quantity of the aforementioned equipment;

(e) The CONTRACTED PARTIES shall undertake to provide technical services, including repairing the equipment, until the end of its period of functionality.

26.5 For five (5) years as from the warranty expiration date, the CONTRACTED PARTIES shall make available to the CONTRACTING PARTIES spare parts and equipment manufactured in accordance with the standards of the CONTRACTED PARTIES and software developed by the CONTRACTED PARTIES that are compatible and functionally equivalent, enabling the expansion of the network in accordance with the technical specifications described in the CONSOLIDATED RFP (Attachment I). If the CONTRACTED PARTIES suspend the supply of equipment, spare parts or compatible software and the aforementioned elements are not available at any other supplier named by the CONTRACTED PARTIES, with the same price policy during the aforementioned period, the CONTRACTED PARTIES shall offer the CONTRACTING PARTIES a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

26.6 Should any equipment or service be delivered at the wrong place, the CONTRACTED PARTIES shall be responsible for any added expenses incurred for delivery of said elements to the right place and for the transportation risk. The CONTRACTED PARTIES shall also be responsible for any surplus items delivered.

CLAUSE 27 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

27.1 Confidential Information excepted, all the documents that include plans, drawings, projects and specifications supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES in connection with the process of supply described herein shall belong to the CONTRACTING PARTIES, other than for the CONTRACTED PARTIES’ rights to intellectual property. Additionally, the CONTRACTING PARTIES shall be fully entitled to use the documents supplied by the CONTRACTED PARTIES and that constitute Confidential Information, during the course of the operation and normal maintenance of the Products.

27.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other, other than for the Executive Project, should this be prepared by the CONTRACTING PARTIES, as provided for under item 3.2. Should said data or technical documents be found to be incomplete or incorrect, each PARTY shall notify the responsible PARTY and, so that said responsible PARTY shall subsequently and promptly complete and/or correct said data or technical documents.

CLAUSE 28 – DECLARATIONS OF THE PARTIES

28.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, with which the PARTIES shall also comply with and executing their obligations under the terms hereof.

28.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to the AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be regarded as a violation or infraction of the laws that govern this AGREEMENT, nor of its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment I) of the Basic Project and of the Executive Project.

28.3 This AGREEMENT and its Attachments constitute the full understanding between the PARTIES as to the subject-matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by the CONTRACTING PARTIES prior to the remittance of the CONSOLIDATED RFP and that is not expressly stated herein and/or in the Attachments hereof, shall not be taken into account by the CONTRACTED PARTIES, being neither good nor valid.

28.4 Neither this AGREEMENT nor any part thereof shall undergo any modifications, alterations or other amendments other than by means of a document in writing signed by a representative of each PARTY.

CLAUSE 29 – WAIVER OF RIGHTS

29.1 Any CONTRACTED PARTIES or CONTRACTING PARTIES failure or delay to exercise any right, power or privilege, or to strictly execute any term or condition hereof on one or more occasions shall neither constitute nor be construed as a waiver of said rights, powers or privileges, nor of any other terms and conditions hereof, on any other occasion.

CLAUSE 30 – ASSIGNMENT AND SUBCONTRACTING

30.1 The CONTRACTED PARTIES shall neither assign nor transfer, entirely or in part, even if as a result of a corporate restructuring, merger, spin-off or incorporation, the rights and obligations described herein, including credits, unless previously and expressly authorized to do so by the CONTRACTING PARTIES.

30.2 The CONTRACTED PARTIES shall also be prohibited from assigning or transferring, for any reason, the total or a substantial part of their assets, other than if previously authorized to do so by the CONTRACTING PARTIES.

30.3 The CONTRACTING PARTIES are hereby authorized to assign or transfer, entirely or in part, to companies of the same group or as a result of a corporate restructuring, merger, spin-off or incorporation, the rights and obligations generated by and/or resulting from this AGREEMENT, including its credits, simply by means of a written notice to the CONTRACTED PARTIES.

30.4 For the purposes of this Clause, the expression “AGREEMENT” includes this instrument, its attachments and any purchase orders generated in order to fulfill the requirements hereof.

30.5 The CONTRACTED PARTIES may hire subcontractors for any services hereof, subject to prior and express authorization of the CONTRACTING PARTIES, its being prohibited for the CONTRACTED PARTIES to allege disclaimer with regard to the subcontracted portion.

30.6 The responsibilities of the CONTRACTED PARTIES for services executed by the subcontractors hired by them is total and comprise, among others, liability for general and occupational accidents, as well as the charges and obligations pertaining to labor, social security and taxation.

30.7 No clause of the agreements between the CONTRACTED PARTIES and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTIES and the CONTRACTED PARTIES, or between the CONTRACTING PARTIES and the subcontractors of the CONTRACTED PARTIES, nor shall they exempt the CONTRACTED PARTIES from any obligations owed the CONTRACTING PARTIES hereunder.

30.8 The CONTRACTING PARTIES’ contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between the CONTRACTING PARTIES and the CONTRACTED PARTIES, its being up to the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

30.9 Under no circumstances whatsoever shall the CONTRACTING PARTIES become responsible for any obligations of the subcontractors of the CONTRACTED PARTIES.

CLAUSE 31 - NOTICES

31.1 The required notices from one PARTY hereof to the another shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, in the absence of this person, to his(her) substitute.

31.2 The Project Managers of the PARTIES shall be found at the following addresses and telephone numbers:

PROJECT MANAGER OF THE CONTRACTING PARTIES:
Mr. Álvaro Câmara Peçanha
Full address: Rua Levindo Lopes, 258 – 9o. andar
city of Belo Horizonte, State of Minas Gerais
Phone number: (31) 9982-3698
Fax number: (31) 3259-3097
E-mail: alvaro.acp@telemigcelular.com.br

PROJECT MANAGER OF THE CONTRACTED PARTIES:
Mr. Milton Gonçalves Junior
Full address: Av. Maria Prestes Maia 300 – 3o. andar - CEP: 02047-301
Phone number: (011) 6224-2125
Mobile phone number: (11) 8122-8521
Fax: (11) 6224-1833
E-mail: milton.Gonçalves@ericsson.com

31.3 Any of the PARTIES may change the address to which notices are to be sent, by informing the other PARTIES in writing of said address change.

31.4 Provisions designed to impose tacit acceptance of conditions in the case of the opposite PARTY remaining silent shall not be accepted. Similarly, no deadlines unilaterally determined by one party shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, jointly, a reasonable deadline for both PARTIES.

CLAUSE 32 - RESCISSION

32.1 This AGREEMENT may be rescinded by the CONTRACTING PARTIES, under the following hypotheses:

(a) If the CONTRACTED PARTIES are late in performing the events described in the Implementation Schedule included in the PROPOSAL (Attachment II), after reaching the limit of the twenty per cent (20%) penalty of the total value of the AGREEMENT, pursuant to Clause 17;

(b) If the CONTRACTED PARTIES fail to comply with any of the clauses or conditions hereof,

subject to the procedures determined in item 17.1(ii), thereby characterizing nonfeasance;

(c) If either of the CONTRACTED PARTIES files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or makes corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus hindering total and complete performance of this AGREEMENT; and

(d) If any lawsuits are filed by the CONTRACTED PARTIES, their holding companies, subsidiaries or sister companies against the CONTRACTING PARTIES that render it impossible for the PARTIES to maintain a commercial relationship;

32.1.1. If the hypotheses described in item 32.1 come true, and for the purpose of rescinding this AGREEMENT, the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES, indicating the reasons that have led to said rescission.

32.2 Should this AGREEMENT be rescinded, as a result of any of the above hypotheses coming true, the CONTRACTED PARTIES shall not be entitled to any indemnification. Only payment for equipment delivered and services rendered up to the date of communication of rescission, provided they have been accepted, shall be owed to the CONTRACTED PARTIES. The CONTRACTING PARTIES, however, shall be entitled to withhold the amounts owed to the CONTRACTED PARTIES for settlement of the contractual fine determined in Clause 17, or as indemnification for the assessed losses and damages.

32.3 This AGREEMENT may be rescinded by the CONTRACTED PARTIES under the following hypotheses:

(a) If the CONTRACTING PARTIES files for receivership or bankruptcy or if it is declared bankrupt; and

(b) If the CONTRACTING PARTIES is over sixty (60) days late in making any of the payments owed the CONTRACTED PARTIES, in connection with events demonstrably performed and accepted by the CONTRACTING PARTIES, as described in Clause 14, there being no clause expressly authorizing the CONTRACTING PARTIES to suspend payment.

32.4 In any case of rescission or termination of this AGREEMENT, the amounts corresponding to the equipment delivered and to the services rendered up until the actual date of rescission hereof, provided they have been accepted, shall be paid by the CONTRACTING PARTIES under the terms agreed upon, subject to the provisions of item 32.2 above.

CLAUSE 33 – COURT AND GOVERNING LAW

33.1 The PARTIES elect the court of the city of Belo Horizonte, State of Minas Gerais, over all others, no matter how privileged they may be, to settle all issues resulting from the performance hereof.

33.2 The validity, interpretation, rights and obligations of the PARTIES, pursuant to this AGREEMENT, shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES ENTER INTO THIS AGREEMENT, SIGNED IN THREE (3) COPIES IN THE PRESENCE OF TWO (2) UNDERSIGNED WITNESSES.

Belo Horizonte, July 1, 2004

[illegible signature]
AMAZÔNIA CELULAR S.A.

[illegible signature]
TELEMIG CELULAR S.A

[illegible signature]
André Machado Fonseca
Business Officer
ERICSSON TELECOMUNICAÇÕES S.A.
MD – Sérgio Quiroga da Cunha – Vice-president

[illegible signature]
André Machado Fonseca
Business Officer
ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA.
MD – Sérgio Quiroga da Cunha – Vice-president

WITNESSES:
[illegible signature]	[illegible signature]
NAME: Ricardo Toshiro Yoshinaga	NAME: Roberto Fernandes Dantas
CPF NUMBER: 076842188-83	CPF NUMBER: 385665756-82

INSTRUMENT OF ADDENDUM # 1 TO THE AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this present Instrument of Addendum, on the one hand, AMAZÔNIA CELULAR S.A., federal tax roll number CNPJ/MF 02.340.278/0001 -33, headquartered at Travessa Rui Barbosa, 931, Nazaré, in the city of Belém, PA, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as AMAZÔNIA; and (b) TELEMIG CELULAR S.A., federal tax roll number CNPJ/MF 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8o andar, Funcionários, Belo Horizonte, MG, Brazil, in this act represented by its undersigned proxies, hereinafter referred to simply as TELEMIG, and jointly with AMAZÔNIA, jointly referred to as CONTRACTING PARTIES; and on the other hand, ERICSSON TELECOMUNICAÇÕES S.A, federal tax roll number CNPJ/MF 33.067.745/0001 -27, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON; and (d) ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., federal tax roll number CNPJ/MF 03.619.317/0001 -07, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON SERVIÇOS; ERICSSON and ERICSSON SERVIÇOS jointly hereinafter referred to simply as CONTRACTED PARTIES ;

WHEREAS, the parties entered into on July 1, 2004 the Agreement for Supply and Rendering of Services for the GSM SYSTEM CORE (“CORE”);

WHEREAS the parties entered into on July 16, 2004 the Agreement for Supply and Rendering of Services for the GSM SYSTEM ACCESS (“ACCESS”) which, jointly with the CORE, compose the GSM Telecommunications Network (“GSM NETWORK”) of the CONTRACTING PARTIES;

WHEREAS the number of AMAZÔNIA’s CNPJ was written incorrectly in the Agreement;

WHEREAS the CONTRACTING PARTIES are negotiating with the CONTRACTED PARTIES the acquisition of other platforms for the GSM Network, therefore consolidating the partnership existing between the parties;

The Parties resolve to enter into this present Instrument of Addendum, which shall be ruled by the following conditions.

CLAUSE 1 - AMENDMENTS

1.1 The parties decide to alter the number of AMAZÔNIA’S CNPJ to 02.340.278/0001 -33.

1.2 The parties decide to amend the item 7.2. of Clause Seven of the AGREEMENT, which shall have the following wording:

“7.2. The lump sum for the supply and implementation of CORE shall be sum of: (i) forty-one million, two hundred, thirty thousand, seven hundred, eighty-six Reais and seven centavos ( R$ 41,230,786.07), amount of which shall be fixed and not adjustable, related to the portion of materials, equipment and domestic services; and (ii) eighteen million, eight hundred, twenty-seven thousand, eighty-four Reais and thirty-eight centavos (R$ 18,827,084.38), amount of which is related to the portion of equipment, materials and software to be imported, equivalent in foreign currency, on the date of signature of this agreement at six million, sixty-nine thousand, three hundred, thirty-seven U.S. dollars and thirty-two cents (US$ 6,069,337.32) . The supply by the CONTRACTED PARTIES of software and services outlined in Attachment VI, in the amount of seventeen million, eight hundred, eighty-seven thousand, three hundred, thirty-six Reais and five centavos (R$ 17,887,336.05) shall occur as bonus, without any burden to the CONTRACTING PARTIES, by means of signature of an Instrument of free assignment of software license”.

1.3. the parties decide to amend the Attachment VI, which shall have the wording included in the document attached to this Instrument of Addendum.

CLAUSE 2 - GENERAL PROVISIONS

2.1 the clauses and conditions provided for by the Agreement entered into on July 1, 2004, which do not conflict with the provisions contained herein, remain in force”.

In witness whereof, the Parties sign this present instrument in three (3) counterparts of equal tenor and form, in the presence of two (2) witnesses present throughout.

Belo Horizonte, October 1, 2004.

	[illegible signature]	[illegible signature]
Luis Alberto Carvalho	Luis Artur Bernardes	Eduardo Moreno
OAB (Brazilian Bar	Supplies and Logistics Officer	Engineering and
Association)/BA 7095	Telemig Celular S/A	Technological
Legal Officer of Telemig Celular		Development Officer
Telemig CelularS/A

	[illegible signature]	[illegible signature]
Luis Alberto Carvalho	Luis Artur Bernardes	Eduardo Moreno
OAB (Brazilian Bar	Supplies and Logistics Officer	Engineering and
Association)/BA 7095	Amazônia Celular S/A	Technological
Legal Officer of Telemig Celular		Development Officer
Amazônia Celular S/A
[illegible signature]
André Machado Fonseca
Business Officer - KAM
ERICSSON
TELECOMUNICAÇÕES S/A
[illegible signature]
André Machado Fonseca
Business Officer - KAM
ERICSSON SERVIÇOS DE
TELECOMUNICAÇÕES LTDA.

WITNESSES:

[illegible signature]
NAME: Ricardo Toshiro Yoshinaga
CPF NUMBER: 076842188-83

[illegible signature]
NAME: Álvaro C. Peçanha
CPF NUMBER: 506376816-49

ATTACHMENT VI

ERICSSON
	Proposal G3035	1(2)
Rev M Letter
	Date	Reference
	10/1/2004	EDB/MW-04:071
	Your Date	Rev B. Upb
your reference
Attending to this matter	TELEMIG &
André Machado Fonseca	AMAZÔNIA
Phone No. (55-11) 6224-8510	CELULAR
Mr. Luis Bernardes
Mr. Eduardo
Moreno

ATTACHMENT VI

Ericsson Proposal #G3035, Rev. M for the supply of GSM (MSC) Core network and Platforms composing the Core network

Dear Sirs:

As per our meeting dated May 20, 2004, we present below the additional incentives to the Ericsson proposal # G3035, Rev. M for the supply of GSM (MSC) Core network and Platforms composing the Core network to wit, HLR, GPRS, EIR, OSS, Performance Management, LIS and WLAN (the latter to be confirmed by Telemig and Amazônia Celular).

We believe that thus we will be making our offer even more competitive, hence, reaffirming our commitment with Telemig and Amazônia Celular as strategic partner for technological migration. We also would like to point out our current status in the Brazilian market concerning the supply of core GSM networks (MSC/HLR), where currently we hold market share of 80%, fact of which enables us to be the single company to manufacture MSC in Brazil, fully prepared for the Anatel’s new regulation.

List of incentives to the Ericsson proposal #G3035, Rev. M:

Business	Amount of Business	Comment
	R$ (DDP)

TDMA Support Agreement:	4,000,000.00	As per Agreement IW J02:037 as of 8/1/2002
a) 2nd installment for the period between May/04 and Jun/05
b) 1st installment for the period between Jul/05 and Aug/06

Feature TDMA OTAF for 700,000 subscribers (SW)	1,910,650.50	As per Proposal G 3036 as of 1/22/2004 (Using 1US$ = 3,1651R$. Closing of 6/14/2004)

Upgrade of BMP TAC for version 5.0 – SW	1,522,792.91	As per Proposal G3031 as of 10/2/2003. (Using 1US$ = 3,1651 R$. Closing of 6/14/2004)

Upgrade of BMP TAC for version 5.0 –	333,165.01	Ditto above
Service

Voucher to be applied in BMP licenses	222,258.00

TOTAL	7,988,866.42

Ericsson Telecomunicações S.A.
Headquarters:
Rua Maria Prestes Maia, 300
02047-901 São Paulo – SP
Brasil
Tel.: 55-11 6224-2000

ERICSSON
	Date	Reference
	10/1/2004	EDB/MW-04:071
	Your Date	Rev B. Upb
your reference

In addition, we will be granting the incentives listed below, as agreed upon in meeting held on 6/1/2004, and as understood by Ericsson, necessary for the selection of Ericsson in the supply of the core of Telemig and Amazônia Celular’s network:

Business	Amount of Business	Comment
	R$ (DDP)

Software HLR Stand-Alone V5 (AS 150) in Manaus	1,248,208.43	As per Proposal G 3580 as of 5/27/2004. Ericsson shall make available a professional for the supervision of work executed by Amazônia Celular (using 1US$ = 3,1651 R$ closing of 6/14/2004).

Feature Tariff System Centisecond Round Up	713,261.96	As per Proposal as of 5/27/2004 (Using 1US$ = 3,1651 R$. Closing of 6/14/2004)

Difference of licenses to adapt SMP, features ASID, Equal Access and Virtual System Area (for the current basis of Amazônia Celular’s subscribers: 1,021,847 subscribers)	1,807,280.96	Amount of difference calculated based on the prices of proposal G3036 Rev. D as of 1/22/2004 (Using 1US$ = 3,1651 R$. Closing dated 6/14/2004)

Software – UPGRADE V7 TDMA AC Network	3,490,660.25	As per Proposal 41702 –Rev A as of 11/12/2001. Considering prepaid 5 HLRs (Using 1US$ = 3,1651 R$. Closing dated 6/14/2004)

Software – Flexible OI	1,604,839.46	As per Proposal 41702-rev A as of 11/12/2001 considering prepaid 5HLRs (Using 1US$ = 3,1651 R$. Closing dated 6/14/2004)

Service to implement UpGrade (Version and Platform UpGrade Switch – V5/V5 to V7)	836,556.53	As per Proposal G 3036 Rev D as of 1/22/2004

BMP Consulting Service for a four-month period	197,662.04	As per Proposal G 4009 as of 5/27/2004

TOTAL	9,898,469.63

In addition to the incentives presented above, HLR of Manaus was redimensioned for the configuration “Co-allocated” resulting in a reduction of three million, nine hundred, seventy-one thousand, eight hundred and seven Reais and ninety-two centavos (R$ 3,971,807.92). The technical documents ensuring same technical functionalities of the configuration “Stand Alone” are being sent jointly with the Review M of the proposal G 3035.

All the incentives listed above, pursuant to the scope of the project of respective proposals shall be granted without any burden to Telemig and Amazônia Celular and terms to implement or deliver them shall be agreed upon between the parties later. This offer is firm and valid only if Ericsson is selected for the full supply of Core GSM network and Lot 4 of Telemig and Amazônia Celular’s equipment, pursuant to the proposal aforementioned, as well as the acceptance on the part of Telemig and Amazônia Celular of the payment conditions submitted by Ericsson in meeting held on 6/1/2004, mentioned above.

We remain at your disposal for any further clarifications deemed necessary.

Sincerely yours,
André Machado Fonseca
Business Officer [signature]
Ericsson Telecomunicações S/A

Distribution of amounts of the agreement between the operators

DESCRIPTION	OPERATOR	CONTRACT	Amount of original
			contract

Domestic Supply			41,230,786.07

Imported Supply			18,827,084.38

TOTAL AMOUNT			60,057,870.45

Ericsson Serviços	Telemig	66261	29,436,766.07

	Pará	20789	3,580,002.63

	Amazonas	6389	4,844,916.33

SUB-TOTAL			37,861,685.03

Ericsson	Telemig	66262	13,222,310.90
Telecomunicações

	Pará	20790	5,281,558.11

	Amazonas	6390	3,692,316.41

SUB-TOTAL			22,196,185.42

TOTAL AMOUNT			60,057,870.45